Exhibit 99.1

Annual Shareholder Meeting Dallas, TX May 17, 2011

Attractive Industry Fundamentals 2 Source: Smith Travel Research (non- seasonally adjusted nominal monthly figures)

Consistent Earnings Growth 3

AFFO per Share Outperformance 4 +27% -73%

Recently Reinstated Dividend Ashford reinstated its quarterly common dividend in the 1Q '10 at $0.10 per share, giving it a dividend yield a full 100 bps above the peer average Ashford has nearly the highest dividend yield of the legacy lodging REITs 5 Source: Company filings & Bloomberg.

Reinstated Dividend w/ Growth Potential Given the material reduction in our common share count, Ashford is the best positioned lodging REIT to cover and potentially grow its dividend 6 Though Ashford didn't pay a dividend in 2009 & 2010, it could have covered its peak dividend at 1.3x in 2009 & 1.8x in 2010

Best-in-Class Asset Management - Flows Ashford consistently beats its peers in hotel EBITDA flow-throughs, and on average ranks #1 among peers over the past four years Ashford's affiliate manager, Remington, gives it a competitive advantage in managing costs over its peers 7 Source: Company filings

Best-in-Class Asset Management - Margins Ashford's EBITDA margin change consistently outperforms its peers, and on average ranks #1 among peers over the past four years Ashford is the only hotel REIT whose 2010 margins were higher than they were in 2006 8 Source: Company filings

Advantages of Remington 9 Share best practices across brands Reacts rapidly to real-time changes Aligned with ownership Immediate attention Keeps project management in-house Operate the hotels as if they owned them More owner- friendly cost structure Constant accessibility Additional brand advocate Less disruption during renovations Check against other managers Company "drivers" are operationally focused

Remington Outperformance 10

Most Highly-Aligned Management Team 11 Source: Company Filings

Total Shareholder Return - AHT Outperformance 12 Source: Bloomberg, assumes dividend reinvestment

Annual Shareholder Meeting Dallas, TX May 17, 2011